ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC.
                           1345 Avenue of the Americas
                              New York, N.Y. 10703
                                 (212) 969-2154

                                                January 31, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

          Re:  AllianceBernstein Exchange Reserves
               File Nos. 33-74230 and 811-08294
               --------------------------------

Ladies and Gentlemen:

     We have acted as counsel to AllianceBernstein Exchange Reserves (the "Fund") in connection with the preparation of Post-Effective Amendment No. 20 to the Fund's Registration Statement on Form N-1A.

     In my view, the above-described Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                        Sincerely,

                                        /s/ Emilie D. Wrapp
                                        -------------------
                                            Emilie D. Wrapp
                                            Assistant Secretary

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